As filed with the Securities and Exchange Commission on June 21, 2019

Registration No. 333-191730

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-191730

UNDER

THE SECURITIES ACT OF 1933

TherapeuticsMD, Inc.
(Exact name of registrant as specified in its charter)

Nevada	87-0233535
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6800 Broken Sound Parkway NW, Third Floor Boca Raton, Florida	33487
(Address of Principal Executive Offices)	(Zip Code)

AMHN, Inc. 2009 Long Term Incentive Compensation Plan, as amended TherapeuticsMD, Inc. Amended and Restated 2012 Stock Incentive Plan TherapeuticsMD, Inc. 2019 Stock Incentive Plan
(Full title of the plan)

Robert G. Finizio Chief Executive Officer TherapeuticsMD, Inc. 6800 Broken Sound Parkway NW, Third Floor Boca Raton, Florida 33487 (561) 961-1900
(Name, address, telephone number, including area code, of agent for service)

Copies to:

Daniel A. Cartwright Chief Financial Officer TherapeuticsMD, Inc. 6800 Broken Sound Parkway NW, Third Floor Boca Raton, Florida 33487 (561) 961-1900	Joshua M. Samek, Esq. DLA Piper LLP (US) 200 South Biscayne Boulevard, Suite 2500 Miami, Florida (305) 423-8500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

TherapeuticsMD, Inc. (the “Registrant”) previously filed its Registration Statement on Form S-8 (File No. 333-191730) with the Securities and Exchange Commission (the “Commission”) on October 15, 2013 (the “Prior Registration Statement”) with respect to 35,000,000 shares of the Registrant’s common stock, par value $0.001 per share (the “Common Stock”), issuable under the Registrant’s Amended & Restated 2012 Stock Incentive Plan (the “2012 Plan”) and the Registrant’s 2009 Long Term Incentive Compensation Plan, as amended (the “2009 Plan” and, together with the 2012 Plan, the “Prior Plans”). The Registrant paid a registration fee of $3,937.26 at that time to register such shares of Common Stock. The Prior Registration Statement also covered any additional securities that may from time to time become issuable under the Prior Plans by reason of any stock dividend, stock split, recapitalization, or any other similar transaction that results in an increase in the number of outstanding shares of Common Stock of the Registrant.

On June 20, 2019 (the “Effective Date”), at the 2019 Annual Meeting of Stockholders of the Registrant, the Registrant’s stockholders approved the TherapeuticsMD, Inc. 2019 Stock Incentive Plan (the “2019 Plan”) and, in connection therewith, no further awards will be made under the Prior Plans. The 2019 Plan provides, among other things, that the shares of Common Stock initially reserved for issuance consist of (i) 15,000,000 shares, plus (ii) 2,392,833 unallocated shares (the “Unused 2012 Plan Shares”) available for issuance as of the Effective Date under the 2012 Plan that are not then subject to outstanding “Awards” (as defined in the 2012 Plan), plus (iii) 44,300 unallocated shares (the “Unused 2009 Plan Shares” and, together with the Unused 2012 Plan Shares, the “Unused Plan Shares”) available for issuance as of the Effective Date under the 2009 Plan that are not then subject to outstanding “Awards” (as defined in the 2009 Plan). Upon stockholder approval of the 2019 Plan, the 2019 Plan replaced the Prior Plans and no additional awards will be made under the Prior Plans.

Additionally, pursuant to the terms of the 2019 Plan, any shares of Common Stock that were subject to outstanding awards under the Prior Plans as of the Effective Date that subsequently cease to be subject to such awards as a result of the forfeiture, expiration or termination of such awards will become available for issuance under the 2019 Plan (the “Carryover Shares”). Therefore, in addition to filing this Post-Effective Amendment No. 1 to Form S-8 (the “Post-Effective Amendment”), pursuant to the undertaking in Item 512(a)(1)(iii) of Regulation S-K that the Registrant disclose a material change in the plan of distribution as it was originally disclosed in the Prior Registration Statement and Commission Compliance and Disclosure Interpretation 126.43, the Registrant is filing this Post-Effective Amendment to reflect that, as of the Effective Date, the Unused Plan Shares and the Carryover Shares may be issued under the 2019 Plan and to file as an exhibit hereto a copy of the 2019 Plan and a new opinion as to the validity of the Unused Plan Shares and the Carryover Shares that may be issued under the 2019 Plan. All other items of the Prior Registration Statement are incorporated herein by reference without change.

The Registrant is concurrently filing a separate registration statement on Form S-8 to register 15,000,000 shares of Common Stock for offer or sale pursuant to the 2019 Plan, excluding the Unused Plan Shares and the Carryover Shares. No additional securities are being registered by this Post-Effective Amendment.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in this Part I will be sent or given to participants of the 2019 Plan, and have been sent or given to participants of the Prior Plans, as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Post-Effective Amendment or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Post-Effective Amendment pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Post-Effective Amendment the following documents previously filed with the Commission:

(1)

The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2018, filed with the Commission on February 27, 2019;

(2)

The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, filed with the Commission on May 8, 2019;

(3)

The Registrant’s Current Reports on Form 8-K filed with the Commission on April 17, 2019, April 25, 2019, June 7, 2019 and June 21, 2019 (provided that any portions of such reports that are deemed furnished and not filed pursuant to instructions to Form 8-K shall not be incorporated by reference into this Post-Effective Amendment); and

(4)

The description of the Registrant’s Common Stock included under the heading “Description of Common Stock” in the prospectus forming a part of the Registration Statement on Form S-3 (File No. 333-207837), as filed with the Commission on November 5, 2015, which description has been incorporated by reference in Item 1 of the Registrant’s Form 8-A (File No. 001-00100), as filed with the Commission on October 6, 2017, including any amendment or report filed with the Commission for the purpose of updating such description.

In addition, all documents that the Registrant files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the effective date of this Post-Effective Amendment (except for any portions of the Registrant’s Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof and any corresponding exhibits thereto not filed with the Commission), but prior to the filing of a post-effective amendment to the Prior Registration Statement indicating that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

For purposes of this Post-Effective Amendment, any document or statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such document or statement in such document. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Post-Effective Amendment.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

The Registrant is a Nevada corporation and generally governed by the Nevada Private Corporations Code, Chapter 78 of the Nevada Revised Statutes (“NRS”).

Section 78.138 of the NRS provides that, unless the corporation’s articles of incorporation provide otherwise, a director or officer is not individually liable to the corporation or its stockholders or creditors for damages as a result of any action or omission to act as a director or officer unless the trier of fact determines that the presumption that the director or officer acted in good faith, on an informed basis and with a view to the interests of the corporation, is rebutted and it is proven that (i) the director’s or officer’s acts or omissions constituted a breach of his or her fiduciary duties, and (ii) such breach involved intentional misconduct, fraud, or a knowing violation of the law.

Section 78.7502 of the NRS permits a Nevada corporation to indemnify its directors and officers against expenses, judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending, or completed action, suit, or proceeding, if the officer or director (i) is not liable pursuant to Section 78.138 of the NRS, or (ii) acted in good faith and in a manner the officer or director reasonably believed to be in or not opposed to the best interests of the corporation and, if a criminal action or proceeding, had no reasonable cause to believe the conduct of the officer or director was unlawful. Section 78.7502 of the NRS precludes indemnification by the corporation if the officer or director has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court determines that in view of all the circumstances, the person is fairly and reasonably entitled to indemnity for such expenses and Section 78.7502 requires a corporation to indemnify its officers and directors if they have been successful on the merits of the action or otherwise in defense of any claim, issue, or matter resulting from their service as a director or officer.

Section 78.751 of the NRS permits a Nevada corporation to indemnify its officers and directors against expenses incurred by them in defending a civil or criminal action, suit, or proceeding as they are incurred and in advance of final disposition thereof, upon determination by the stockholders, the disinterested board members, or by independent legal counsel. Section 78.751 of the NRS provides that the articles of incorporation, the bylaws or an agreement may require a corporation to advance expenses as incurred upon receipt of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court of competent jurisdiction that such officer or director is not entitled to be indemnified by the corporation if so provided in the corporation’s articles of incorporation, bylaws, or other agreement. Section 78.751 of the NRS further permits the corporation to grant its directors and officers additional rights of indemnification under its articles of incorporation, bylaws, or other agreement.

Section 78.752 of the NRS provides that a Nevada corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another company, partnership, joint venture, trust, or other enterprise, for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee, or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses. The Registrant has obtained primary and excess insurance policies insuring its directors and officers and its subsidiaries against certain liabilities they may incur in their capacity as directors and officers. Under such policies, the insurer, on the Registrant’s behalf, may also pay amounts for which the Registrant has granted indemnification to the directors or officers.

The foregoing discussion of indemnification merely summarizes certain aspects of indemnification provisions and is limited by reference to the above discussed sections of the Nevada Private Corporations Code.

The Registrant’s amended and restated articles of incorporation, as amended, provide that the Registrant may indemnify to the full extent of its power to do so, all directors, officers, employees, and/or agents. Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to officers and directors of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant is aware that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

EXHIBIT NUMBER	DESCRIPTION
4.1	Composite Amended and Restated Articles of Incorporation of the Registrant, as amended (incorporated by reference to Exhibit 3.1 of the Registrant’s Quarterly Report on Form 10-Q for quarter ended June 30, 2015, filed with the Commission on August 7, 2015).
4.2	Bylaws of the Registrant (incorporated by reference to Exhibit C of the Registrant’s Definitive 14C Information Statement, filed with the Commission on June 29, 2010).
4.3	First Amendment to Bylaws of the Registrant (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K, filed with the Commission on December 22, 2015).
4.4	Form of Certificate of Common Stock of the Company (incorporated by reference to Exhibit 4.2 of the Registrant’s Registration Statement on Form S-3, filed with the Commission on January 25, 2013).
5.1	Opinion of DLA Piper LLP (US).
23.1	Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm.
23.2	Consent of DLA Piper LLP (US) (contained in Exhibit 5.1).
24.1	Power of Attorney (included on the signature page to the Registrant’s Registration Statement on Form S-8, filed with the Commission on October 15, 2013).
99.1	TherapeuticsMD, Inc. 2019 Stock Incentive Plan, and form of restricted stock unit agreement thereunder (incorporated by reference to Exhibit 99.1 to the Registrant’s Registration Statement on Form S-8, filed with the Commission on June 21, 2019).
99.2	AMHN, Inc. 2009 Long Term Incentive Compensation Plan, as amended (incorporated by reference to Exhibit 99.1 to the Registrant’s Registration Statement on Form S-8, filed with the Commission on October 15, 2013).
99.3	TherapeuticsMD, Inc. Amended and Restated 2012 Stock Incentive Plan (incorporated by reference to Exhibit 10.34 to the Registrant’s Current Report on Form 8-K, filed with the Commission on August 22, 2013).
99.4	Form of TherapeuticsMD, Inc. Non-Qualified Stock Option Agreement (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K, filed with the Commission on October 11, 2011).

Item 9.	Undertakings.

(a)

The undersigned Registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)

To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Prior Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, State of Florida, on June 21, 2019.

THERAPEUTICSMD, INC.

By:	/s/ Robert G. Finizio
Name:	Robert G. Finizio
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Prior Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date
/s/ Robert G. Finizio	Chief Executive Officer, Director	June 21, 2019
Robert G. Finizio	(Principal Executive Officer)
*	President, Secretary, Director	June 21, 2019
John C.K. Milligan, IV
/s/ Daniel A. Cartwright	Chief Financial Officer, Treasurer (Principal Financial and Accounting Officer)	June 21, 2019
Daniel A. Cartwright *	Chairman of the Board of Directors	June 21, 2019
Tommy G. Thompson
	Director	June 21, 2019
Jane F. Barlow
*	Director	June 21, 2019
Brian Bernick
	Director	June 21, 2019
J. Martin Carroll
*	Director	June 21, 2019
Cooper C. Collins
*	Director	June 21, 2019
Robert V. LaPenta, Jr.
*	Director	June 21, 2019
Jules A. Musing
	Director	June 21, 2019
Angus C. Russell
*	Director	June 21, 2019
Nicholas Segal

* Pursuant to Power of Attorney

By:	/s/ Daniel A. Cartwright
Daniel A. Cartwright